Exhibit 2.1

STOCK PURCHASE AGREEMENT

by and among

Diversified Security Corporation

and

Charles Keathley

Robert Luther

Harold Bright

John Wilson

as Shareholders of

Paragon Systems, Inc.

dated as of

February 23, 2004

amending agreement executed

January 16, 2004

STOCK PURCHASE AGREEMENT

WHEREAS, this STOCK PURCHASE AGREEMENT, dated originally as of January 16, 2004, was executed and delivered by and among Diversified Security Corporation, a Georgia corporation (“Purchaser”), and each and all of Charles Keathley, Robert Luther, Harold Bright, and John Wilson (together referred to as the “Selling Shareholders”) as the holders of 100.00% of the capital stock of Paragon Systems, Inc., an Alabama corporation with offices in Huntsville, Alabama (the “Company”), The January 16, 2004 agreement has been amended, as reflected herein. Certain capitalized terms used in this Agreement have the meanings assigned to them in Article 7 hereof;

WHEREAS, each and all of the Selling Shareholders have approved, and deem it advisable and in their best interests and the Company’s best interests to consummate, the sale of their Shares of the Company to the Purchaser; and

WHEREAS, the Board of Directors of Purchaser approved, and deems it advisable and in the best interests of its shareholders to consummate, the acquisition by Purchaser of the Shares of the Company’s stock owned by the Selling Shareholders, upon the terms and subject to the conditions set forth herein;

WHEREAS, the parties hereto hereby amend and restate the original Stock Purchase Agreement, and execute this Agreement as their binding agreement this 23rd day of February, 2004, superseding and replacing all prior agreements;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

PURCHASE AND SALE OF SHARES

ARTICLE 1.1 Sale and Transfer of Shares.

Subject to the terms and conditions of this Agreement, at the Closing the Selling Shareholders are selling, conveying, assigning, transferring and delivering to Purchaser all of the issued and outstanding Shares of the Company owned by any of the Selling Shareholders as set forth on Exhibit A hereto and all rights to acquire Shares of the Company, free and clear of all Encumbrances, except as provided in the Security Agreement referred to herein.

ARTICLE 1.2 The Purchase Price.

Subject to the terms and conditions of this Agreement, in consideration of the aforesaid sale, conveyance, assignment, transfer and delivery to Purchaser of the Shares, Purchaser shall pay to the Selling Shareholders as a group, the Purchase Price, as follows:

The Purchase Price paid shall be an amount equal sixteen million dollars ($16,000,000.00) and shall be payable as follows:

(a)                                                          The sum of three million dollars ($3,000,000.00), less an amount equal to the amount owed by any of the Selling Shareholders to the Company pursuant to any loan to any such shareholder as reflected on the Balance Sheet, as may be adjusted by payments on such loans prior to Closing. Such sum shall be payable in cash or by check or wire transfer at Closing;

(b)                                                         The sum of five million five hundred thousand dollars ($5,500,000.00), which shall be payable by a Promissory Note or Notes in the face value of such sum, with a maturity date of May 31, 2004, and interest payable on such Note at the rate of seven percent (7.0%) per annum;

(c)                                                          The sum of one million five hundred thousand dollars ($1,500,000.00), which shall be payable by a Promissory Note or Notes in the face value of such sum, with a maturity date of February 28, 2005, and interest payable on such Note at the rate of seven percent (7.0%) per annum; and

(d)                                                         The sum of $6,000,000, which shall be payable by issuance of 100 shares of Purchaser’s Class C $0.001 par value redeemable preferred stock, with such stock (i) being redeemable in whole or in part at the option of Purchaser by the Purchaser by tender of a payment of $6,000,000 on or before the third anniversary of the Closing; (ii) being subject to a mandatory redemption by Purchaser by tender of a payment of $6,000,000 on the third anniversary of the Closing.

The Promissory Notes referred to herein shall be referred to as the “Note” or the “Notes,” and the shares of the Purchaser’s Class C preferred stock shall also be included in the definition of “Notes.”

ARTICLE 1.3   Allocation of Purchase Price among the Selling Shareholders

The Selling Shareholders shall apportion the Purchase Price among themselves on a pro rata basis based on their ownership of the Shares of the Company. The Purchaser shall have been deemed to have satisfied its obligation to pay the Purchase Price by tendering the items specified in Article 1.2 to Charles Keathley, as agent for each and all of the Selling Shareholders, and Purchaser shall not be obligated to pay any sum directly to any particular Selling Shareholder, nor withhold any Taxes that may be due as a result of the Transactions contemplated herein.

ARTICLE 1.4         Security

The Purchaser hereby agrees that certificates representing fifty - five percent (55%) of the Shares purchased hereby (517 Shares), once delivered to the Purchaser, shall be re-delivered by the Purchaser to the Selling Shareholders to be held pursuant to a Security Agreement to secure the repayment of the Notes. Upon payment of the Note or Notes described in Article 1.2 (b), the Selling Shareholders shall release from their security interest fifteen percent of the Shares purchased hereby, which total shall be 141 Shares. During the term of such Security Agreement, the Purchaser shall have full voting rights of all such Shares, regardless of whether such Shares are subject to the Security Agreement. A form of such Security Agreement shall be agreed to prior to Closing.

ARTICLE 2

THE CLOSING

ARTICLE 2.1 The Closing.

The sale and transfer of the Shares by the Selling Shareholders to Purchaser shall take place at the offices of Aubrey Lammons, 300 Clinton Avenue West, Suite 21, Huntsville, Alabama 35804 on or about February 24, 2004, or such other time and date as the parties shall mutually agree.

ARTICLE 2.2 Deliveries by the Selling Shareholders.

At the Closing, the Selling Shareholders are delivering or causing to be delivered to Purchaser:

(a)      certificates representing the Shares set forth on Exhibit A hereto, such certificates having been duly and validly endorsed in favor of Purchaser or accompanied by a separate stock power duly and validly executed by each Selling Shareholder and otherwise sufficient to vest in Purchaser good and marketable title to such Shares, subject only to the Security Agreement referred to herein;

(b)      an executed Security Agreement in form to be agreed upon prior to Closing;

(c)      a general release in favor of the Company in the form of Exhibit D hereto, duly executed by the Selling Shareholders;

(d)      executed Employment Agreements for each of Charles Keathley, Robert Luther, Harold Bright, John Wilson and Carla Cilyok in the various forms to be agreed upon prior to Closing;

(e)      all documents containing or relating to Intellectual Property to be acquired by Purchaser pursuant hereto;

(f)       all of the books and records of the Company;

(g)      the opinion of Aubrey Lammons, counsel to the Selling Shareholders, dated the Closing Date, substantially in the form of Exhibit F attached hereto;

(h)      a certification of non-foreign status for each of the Selling Shareholders in the form and manner which complies with the requirements of Section 1445 of the Code and the regulations promulgated thereunder;

(i)       any other certifications, to the extent obtainable prior to the Closing Date in the exercise of reasonable diligence by the Selling Shareholders, which may be required under applicable law stating that no Taxes are due to any taxing authority for which the Purchaser could have liability to withhold and pay with respect to the transfer of Shares to Purchaser pursuant to this agreement;

(j)       copies of all records, including all signature or authorization cards, pertaining to the bank accounts listed in the Disclosure Schedule;

(k)      a copy of the audited financial statements of the Company for the year ended December 31, 2003;

(l)       a payoff letter rom First Commercial Bank of Huntsville to the effect that the loan due May 25, 2004 shall paid in full with the payment of a sum certain, and that upon payment of such amount, all liens and Encumbrances and guarantees of such loan shall be released;

(m)     any Subordination Agreement that any financing source for the Purchase Price shall require; and

(n)      all other previously undelivered documents required to be delivered hereunder by the Selling Shareholders to Purchaser at or prior to the Closing in connection with the Transactions.

By its execution hereof, Purchaser acknowledges receipt of each of the foregoing documents.

ARTICLE 2.3 Deliveries by Purchaser.

At the Closing, Purchaser is delivering the following:

(a)      payment via wire transfer of immediately available funds to Selling Shareholders in the amount of the cash portion of the Purchase Price;

(b)     the Notes, as defined herein, including the shares of Class C Redeemable Preferred Stock to be issued;

(c)      the Security Agreement;

(d)     any Subordination Agreement that any financing source for the Purchase Price shall require;

(e)      the Employment Agreements required hereunder; and

(f)      such other documents as are required to be delivered by Purchaser to the Selling Shareholders.

ARTICLE 2.4         Conditions to Closing

Neither Purchaser nor the Selling Shareholders shall be obligated to close the transactions contemplated hereby, nor be obligated to transfer the Shares nor tender the Purchase Price unless the parties hereto have agreed to the form of the Notes, Security Agreement, and Employment Agreements and any Subordination Agreement as contemplated herein.

Purchaser shall not be obligated to close the transactions contemplated hereby, nor be obligated to tender the Purchase Price unless it has obtained such financing on such terms and conditions as Purchaser shall in its sole discretion deem acceptable, to finance such portion of the Purchase Price as Purchaser shall deem necessary.

ARTICLE 3

REPRESENTATIONS AND

WARRANTIES OF THE SELLING SHAREHOLDERS

Except as specifically set forth in the Disclosure Schedule prepared and signed by each of the Selling Shareholders and delivered to Purchaser simultaneously with the execution hereof, each of the Selling Shareholders jointly and severally represents and warrants to Purchaser that all of the statements contained in this Article 3 are true and complete as of the date of this Agreement (or, if made as of a specified date, as of such date), and the Closing Date.

Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section.

ARTICLE 3.1 Share Ownership and Possession of Shares.

The Selling Shareholders together are the sole record and beneficial owner of 940 Shares, which represents 100.00% of the issued and outstanding Shares of the Company. The amount of Shares and percentage of ownership of the outstanding Shares of each Selling Shareholder is as shown on Exhibit A attached hereto. The Company has 60 Shares held in its treasury. The Shares are now, and at all times during the term of the Notes, shall be free and clear of all Encumbrances whatsoever.

ARTICLE 3.2 Organization.

The Company: (i) is a business corporation duly organized, validly existing and have paid applicable annual fees and franchise taxes under the laws of Alabama; (ii) has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate their properties and to carry on their business as now being conducted; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required.

ARTICLE 3.3 Authorization: Validity of Agreement.

Each Selling Shareholder has the requisite power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by each Selling Shareholder of this Agreement, and the consummation of the Transactions has been duly authorized by the Board of Directors of the Company and each Selling Shareholder, and no other corporate action on the part of the Company or any Selling Shareholder is or will be necessary to authorize the execution, delivery and performance by Selling Shareholders, or of the Company of this Agreement or the consummation of the Transactions.

ARTICLE 3.4 Binding Agreement.

This Agreement has been duly executed and delivered by each Selling Shareholder and, assuming due and valid authorization, execution and delivery by Purchaser, this Agreement constitutes a legal, valid and binding obligation of each Selling Shareholder, enforceable against each Selling Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought.

ARTICLE 3.5 No Conflict or Default.

None of the execution, delivery or performance of this Agreement nor the consummation by any and all Selling Shareholders or the Company of any of the Transactions will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which any Selling Shareholders or the Company is a party or by which any Selling Shareholder or the Company is bound, including but not limited to any contract with the any Government Entity or any other third party or to which the Shares are subject. Consummation by each Selling Shareholder of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to any Selling Shareholder, the Shares, or the Company.

In furtherance of the foregoing, and not as a limitation thereof, the Selling Shareholders shall agree by the execution and delivery of this Agreement, and the consummation of the Transactions contemplated herein, that such acts shall not be deemed a violation of such Shareholders Agreement.

ARTICLE 3.6 Good Title Conveyed.

The stock certificates, stock powers, endorsements, assignments and other instruments being executed and delivered by each Selling Shareholder to Purchaser at the Closing are valid and binding obligations of each Selling Shareholder, enforceable in accordance with their respective terms, and effectively vest in Purchaser good, valid and marketable title to all the Shares to be transferred to Purchaser pursuant to and as contemplated by this Agreement free and clear of all Encumbrances, except those created by the Security Agreement contemplated herein.

ARTICLE 3.7 Other Board Approvals Regarding Transactions.

The Company’s Board of Directors, at a meeting duly called and held, have (i) determined to waive any rights the Company may have under any agreement or otherwise to object to the transfer to Purchaser of any Shares held by any Selling Shareholder and (ii) consented to the transfer to Purchaser of all such Shares, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. No state takeover statute is applicable to the Transactions,

ARTICLE 3.8 Capitalization.

(a) The authorized capital stock of the Company consists of 1,000,000 Shares, all of which are common stock having no par value. As of the date hereof, (i) 1000 Shares are issued and outstanding, (ii) no Shares are owned by any Person other than a Selling Shareholder, and (iii) no Shares are issued and held in the treasury of the Company. Neither the Company, its Board of Directors nor any Selling Shareholder have adopted or approved any stock option plan of any kind and no such plan is in effect. There is no Voting Debt of the Company issued and outstanding, nor any debt or other instrument convertible into Shares of the Company.

Except as set forth above and except for the Transactions, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares, or other capital stock of the Company or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any entity.

(b)           there are no voting trusts, shareholders agreements or other agreements or understandings to which any Selling Shareholder or the Company is a party with respect to disposition or voting of the capital stock of the Company.  As to the Shareholder Agreement, neither the execution of this Agreement nor the consummation of the Transactions will violate the Shareholder Agreement, and the Shareholder Agreement does not restrict or limit the ability of the Purchaser to vote, in its sole discretion, all Shares on any matter allowing a vote of shareholders of the Company.

ARTICLE 3.9 Organization; Trade Names

The Company has heretofore delivered to Purchaser complete and correct copies of the organizational documents of the Company as presently in effect, and all Bylaws and minutes of all meetings of the Board of Directors or of the shareholders of the Company. The name(s) under which the Company does business are disclosed on Schedule 3.9.

ARTICLE 3.10 Subsidiaries and Affiliates.

Except as disclosed on Schedule 3.10 attached hereto and made a part hereof, the Company does not have any subsidiaries. Except as disclosed on Schedule 3.10, the Company does not own, directly or indirectly, any capital stock, partnership interests, membership interests or other equity securities of any corporation, partnership or limited liability company or other business entity, or have any direct or indirect equity or ownership interest in any business.

ARTICLE 3.11 Consents and Approvals; No Violations.

Except as disclosed on Schedule 3.11 attached hereto and made a part hereof, and except for the filings, permits, authorizations, consents and approvals as maybe required under, and other applicable requirements of state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by the Selling Shareholders, the consummation by the Selling Shareholders or the Company of any of the Transactions or compliance by the Selling Shareholders or the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of the Company or any agreement to which any of the Selling Shareholders are bound, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which any Selling Shareholder or the Company is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Company Agreement or any agreement to which any of the Selling Shareholders are bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, or any of the Selling Shareholders.

ARTICLE 3.12 Financial Statements.

True and complete copies of the Financial Statements of the Company for the last three (3) fiscal years, and for interim periods since the end of the last fiscal years, together with the related auditors’ reports, are included in Disclosure Schedule 3.12. The Financial Statements have been prepared in accordance with GAAP and reflect, in all material respects, the books and records of the Company, comply in all material respects with applicable accounting requirements, and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company as of the times and for the periods referred to therein.

ARTICLE 3.13 Books and Records.

No action has been taken by written consent of the shareholders of the Company for which such written consent is not contained in such minute books. True and complete copies of all minute books and all stock record books of the Company have heretofore been delivered to Purchaser. As to Harold Bright and John Wilson, the representation in this ARTICLE 3.13 will be limited to their best knowledge.

ARTICLE 3.14 No Undisclosed Liabilities.

Except (a) as disclosed in the Financial Statements or the Disclosure Schedule, and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, the Company does not have any liability or obligation of any nature, whether or not accrued, contingent or otherwise. The reserves reflected in the Financial Statements are adequate, appropriate and reasonable and have been calculated in a consistent manner.

ARTICLE 3.15 Bank Accounts.

The Disclosure Schedule 3.15 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes, checking accounts or other accounts of any nature the available balance of which customarily exceeds $10,000 and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

ARTICLE 3.16 Accounts Receivable

The Accounts Receivable of the Company are:

(i)    solely owned by the Company;

except for those Accounts Receivable that have been pledged to First Commercial Bank, and which shall be free of all liens and encumbrances at Closing upon payment to First Commercial Bank by the Company, none of the Accounts Receivable have previously been assigned or encumbered in any manner;

the Company has the full power and authority to sell each of the Accounts Receivable; and

the only authorization or waiver needed to sell such Accounts Receivable free and clear of all Encumbrances to another party is the due authorization of the Company for such sale and the payment in full of all amounts due First Commercial Bank pursuant to the Company Loan;

(ii)   for the full amount stated in the Accounts Receivable aging report provided in Schedule 3.16, which is true and correct and accurately reflects the Accounts Receivables as of the Closing Date, and are due and payable in accordance with their terms and there are no set-offs, deductions, discounts, reductions, disputes, contingencies or counterclaims against the Company or any of the Accounts Receivable;

(iii)  enforceable by the Company in accordance with the terms of the instruments or documents creating them, and each Account Receivable is currently and presently due and owing in full to the Company, and payment is not contingent upon fulfillment of any other obligation at any time;

(iv)  not the result of any sale by the Company to an Affiliate;

(v)   are free of all liens, claims, charges and encumbrances, except the obligations to First Commercial Bank pursuant to the Company Loan, which will shall be free and clear by payment to First Commercial Bank from the Company at Closing; and

(vi)  have arisen solely out of, bonafide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practices.

To the extent there exists an allowance for collection losses on the Balance Sheet, such allowance was established in the ordinary course of business consistent with past practices and in accordance with GAAP.

Except for the loan from First Commercial Bank that will be paid in full at Closing, or as disclosed in Disclosure Schedule 3.16, neither the Company has sold, conveyed, hypothecated any Account Receivable, nor obtained any loan secured by any Accounts Receivable.

ARTICLE 3.17 Absence of Certain Changes.

Since the Balance Sheet Date, the Company has conducted their business only in the ordinary and usual course consistent with past practice, and the Company has not:

(a)           suffered any material adverse change in their working capital, financial condition, results of operation, assets, liabilities (absolute, accrued, contingent or otherwise), reserves, business or operations;

(b)           incurred any liability or obligation (absolute, accrued, contingent or otherwise) except non-material items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $10,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability), or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

(c)           paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(d)           permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except for liens for current taxes not yet due, other than Permitted Encumbrances;

(e)           written down the value of any inventory or written off as uncorrectable any notes or accounts receivable, except for immaterial write-downs and write-offs not in excess of $5,000 individually or $25,000 in the aggregate in the ordinary course of business and consistent with past practice;

(f)            cancelled any debts or waived any claims or rights of substantial value;

(g)           sold, transferred, or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h)           disposed of or permitted to lapse any rights to the use of any Intellectual Property, or disposed of or knowingly disclosed to any Person other than representatives of Purchaser any trade secret, formula, process, know-how or other Intellectual Property not theretofore a matter of public knowledge;

(i)            granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee, and no such increase is customary on a periodic basis or required by agreement or understanding;

(j)            made any single capital expenditure or commitment in excess of $10,000 for additions to property, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $10,000 for additions to property, equipment or intangible capital assets;

(k)           declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company;

(l)            made any change in any method of accounting or accounting practice;

(m)          paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate of any of its officers or directors except for directors’ fees and compensation to officers at rates not exceeding the rates of such fees and compensation paid during the year ended December 31, 2003; or

(n)           agreed, whether in writing or otherwise, to take any action described in this section.

ARTICLE 3.18 Title to Properties: Encumbrances.

Except for property having an aggregate book value less than $10,000 sold since the date of the Balance Sheet in the ordinary course of business and consistent with past practice, the Company has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Encumbrances, except Permitted Encumbrances, including all the properties and assets reflected in the Balance Sheet and all such properties and assets purchased by the Company since the date of the Balance Sheet, which subsequently acquired personal properties and assets (other than inventory and short term investments) are listed in the Disclosure Schedule. All properties and assets reflected in the Balance Sheet have a fair market or realizable value at least equal to the value thereof as reflected therein. The rights, properties and other assets presently owned, leased or licensed by the Company and described elsewhere in this Agreement include all such rights, properties and other assets necessary to permit the Company to conduct its business in all material respects in the same manner as such business has been conducted prior to the date hereof.

ARTICLE 3.19 Real Property

(a)           The Company does not own any Real Property. The Company is not an obligor to repay any loan or obligation secured by any Real Property.

(b)           The Company has all approvals, permits and licenses (including any and all environmental permits) necessary to operate its business offices on the locations at which it currently operates; and no such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Company, following the Closing, to continue to operate in the same manner as heretofore, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

ARTICLE 3.20 RESERVED.

ARTICLE 3.21 Equipment.

Disclosure Schedule 3.21 contains a list of all of the equipment used by the Company in its business. The equipment owned or used by the Company is in good operating condition and repair, ordinary wear and tear and ordinary obsolescence excepted, and is adequate for the uses to which such equipment is being put. None of such equipment are in need of maintenance or repairs except for ordinary, routine maintenance and repairs which are not material in nature or cost.

ARTICLE 3.22 Environmental Matters.

(a)           The Company is in full compliance, in all material respects, with all Environmental Laws.  Such compliance includes, but is not limited to, the possession by the Company of all permits and other governmental authorizations required under all applicable Environmental Laws, and compliance with the terms and conditions thereof. Each permit and other governmental authorization currently held by the Company pursuant to the Environmental Laws is specifically identified in the Disclosure Schedule.

(b)           The Company has not received any communication (written or oral), whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company is not in full compliance with any Environmental Laws, and, there are no circumstances that may prevent or interfere with such full compliance in the future. The Company has delivered to Purchaser prior to the execution of this Agreement all information that is in the possession of or reasonably available to the Selling Shareholders or the Company regarding environmental matters pertaining to, or the environmental condition of, the business of the Company or the compliance (or non-compliance) by the Company with any Environmental Laws.

(c)           There is no Environmental Claim by any Person that is pending or threatened against the Company, or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(d)           There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Company or against any Person whose liability for any Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(e)           The Selling Shareholders and the Company have provided to Purchaser a copy of each assessment, report, datum, result of investigations or audit, and other information that is in the possession of or reasonably available to the Selling Shareholders or the Company regarding environmental matters pertaining to or the environmental condition of the Company, or the compliance (or noncompliance) by the Company with any Environmental Laws.

(f)            The Company is not subject to any Environmental Laws requiring (i) the performance of site assessment for Materials of Environmental Concern, (ii) the removal or remediation of Materials of Environmental Concern, (iii) the giving of notice to, or receiving the approval of, any Governmental Entity or (iv) the recording or delivery to any other Person of any disclosure document or statement pertaining to environmental matters by virtue of the Transactions or as a condition to the effectiveness of any of the Transactions.

ARTICLE 3.23 Contracts and Commitments.

The Company has provided to the Purchaser prior to the date of this Agreement, a list of all of the Company’s customers as of the date hereof, including the name of the customer and party to be billed, with billing address, telephone number, and contact person. Such listing includes the beginning date and end date of any contract with such customers, and a statement as to the amount currently owed on such contract.

(a)           Except for the Disclosed Contracts set forth on Schedule 3.23, the Company does not have any agreements, contracts, commitments or restrictions which are material to their business, operations or prospects or which require the making of any charitable contribution.

(b)           Except for the Disclosed Contracts, no purchase contracts or commitments of the Company continue for a period of more than 12 months or are in excess of the normal, ordinary and usual requirements of business or at any excessive price.

(c)           Except for the Disclosed Contracts, there are no outstanding sales contracts, commitments or proposals of the Company which continue for a period of more than 12 months. No outstanding sales contracts, commitments or proposals of the Company will result in any loss to the Company upon completion or performance thereof, after allowance for direct distribution expenses.

(d)           The Company does not have any outstanding contracts with the Selling Shareholders, or the Company’s directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers or any of their family members that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings.

(e)           The Company does not have any employment agreement, or any other agreement that contains any severance or termination pay liabilities or obligations.

(f)            The Company is not in default under or in violation of, nor is there any valid basis for any claim of default, by the Company under or in violation of any contract, commitment or restriction to which the Company is a party or by which it is bound.

(g)           The Company is not restricted by agreement from carrying on its business anywhere in the world.

(h)           The Company has no outstanding agreements to acquire any debt obligations of others.

(i)            except for the Company Loan, the Company has no outstanding loans to any Person.

(j)            The Company has no power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

(k)           The Company has no commitment or obligation to continue to utilize the services of, or otherwise to do business with, any licensor, vendor, supplier or licensee of the Company except commitments or obligations which the Company may cancel with 30 days or less notice without premium or penalty.

(l)            All Disclosed Contracts with the any Governmental Entity, including but not limited to the United States Government have been procured in accordance with all federal, state and local laws, and any regulations or policies promulgated or observed by the United States Government. There are no defaults in any such United States Government Contracts, nor any even that, with the giving of notice or the passage of time, would constitute a default under such Disclosed Contract.

(m)          No Disclosed Contract will expire or terminate as a result of the consummation of the transactions contemplated hereby, and the transfer of the shares of the Company to the Purchaser will not cause any of the Disclosed Contracts to terminate or be in default. All Disclosed Contracts allow the Company to request that the payor on such Disclosed Contract pay all amount due under such Disclosed Contract, directly to a third-party.

ARTICLE 3.24 Customers and Suppliers.

During the twelve (12) month period immediately prior to the execution hereof, there has not been any material adverse change in the business relationship of the Company with any customer who accounted for more than 5% of the Company’s gross sales during the calendar years 2002 or 2003, or any supplier from whom the Company purchased more than 5% of the costs of the goods or services which the Company purchased during the same period. During the twelve (12) month period immediately prior to the execution hereof, no material licensor, or licensee of the Company has cancelled or otherwise modified its relationship with the Company and, to the Knowledge of the Selling Shareholders, (a) no such Person has any intention to do so and (b) the consummation of the Transactions will not adversely affect any of such relationships.

ARTICLE 3.25 Insurance.

The Disclosure Schedule 3.25 sets forth a true and complete list and description of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company in force on the date hereof with respect to the business or assets of the Company. All such policies are in full force and effect, all premiums due thereon have been paid when due, and the Company is otherwise in compliance in all material respects with the terms and provisions of such policies. Furthermore, (a) the Company has not received any notice of cancellation or non-renewal of any such policy or arrangement nor, to the Knowledge of the Selling Shareholders is the termination of any such policies or arrangements threatened, (b) there is no claim pending under any of such policies or arrangements as to which coverage has been questioned, denied or disputed by the underwriters of such policies or arrangements, (c) the Company has not received any notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided for will not be available to the Company in the future on substantially the same terms as now in effect, and (d) none of such policies or arrangements provides for any retrospective premium adjustment, experienced-based liability or loss sharing arrangement affecting the Company. A true and complete list of all outstanding claims for medical expenses in excess of $10,000 made by or with respect to any employee of the Company is set forth in the Disclosure Schedule.

ARTICLE 3.26 Casualties.

Since the Balance Sheet Date the Company has not been affected in any way as a result of flood, fire, explosion or other casualty (whether or not material and whether or not covered by insurance).

ARTICLE 3.27 Litigation.

Except as set forth in Disclosure Schedule 3.27, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or threatened against or involving the Company, or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company pursuant to this Agreement or in connection with the Transactions; and there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree which may have an adverse effect on its business practices or on its ability to acquire any property or conduct its business in any area.

ARTICLE 3.28 Compliance with Laws.

To the Knowledge of the Selling Shareholders, the Company has complied in a timely manner and in all material respects with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all United States national, state, local, foreign governments and agencies thereof that affect any material portion of the business, properties or assets of the Company, and no notice, charge, claim, action or assertion has been received by the Company has been filed, commenced or threatened against the Company alleging any violation of any of the foregoing.

Without limiting the foregoing, the Company has fully complied with all laws, rules and regulations of the United States Government in bidding for, obtaining, and performing each of the Disclosed Contracts.

ARTICLE 3.29 Employee Benefit Plans.

With respect to each Plan; (i) all employer and employee contributions to each Plan required by law or by the terms of such Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Plan, the liability of each insurer for any Plan funded through insurance or the book reserve established for any Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the Closing Date, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determined employer contributions to such Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

ARTICLE 3.30 Tax Matters.

(a)           The Company has elected to be treated as being taxed under Subchapter S of the Code, and has made all filings and taken all acts necessary to be taxed as a Subchapter S corporation.

(b)           The Company has duly filed all Tax Returns that are required to be filed and have duly paid or caused to be duly paid in full or made provision for the payment of all Taxes (as hereinafter defined) required to be paid for all periods or portions thereof ending through the date hereof. All such Tax Returns are true, correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby.

(c)           No national, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings are presently pending with regard to any Taxes or Tax Returns of the Company. There are no pending Tax audits or proceedings concerning the Company, and a list of all audits, examinations or investigations commenced or completed. There is no basis for the Internal Revenue Service or any other tax authority to assess or seek to collect taxes in excess of the amount already paid by the Company or the Selling Shareholders.

ARTICLE 3.31 Intellectual Property.

(a)           The Disclosure Schedule sets forth a true and complete list of all patents and patent applications, trademark registrations and applications, service mark registrations and applications, Software, Copyright registrations and applications, material unregistered trademarks, service marks, and Copyrights, and Internet domain names used or held for use in connection with the business of the Company, together with all licenses related to the foregoing, whether the Company is the licensee or licensor thereunder.

(b)           The Company is the sole and exclusive owners or valid licensees of all Company Intellectual Property, free and clear of all Encumbrances.

ARTICLE 3.32 Labor and Employment Matters

Except as disclosed on Schedule 3.32:

(a)           There is no labor strike, material dispute, slowdown, stoppage or lockout actually pending or threatened against or affecting the Company, and since the inception of the Company there has not been any such action.  The Company has not experienced any work stoppage or other labor difficulty since the inception of each such entity.

(b)           The Company is not a party to or bound by any collective bargaining or similar agreements with any labor organizations, work rules or practices, or agreed to work with any labor organization or employee association applicable to employees of the Company. None of the employees of the Company is represented by any labor organization and, to the Knowledge of the Selling Shareholders, there have been no union organizing activities among the employees of the Company, nor does any question concerning representation exist concerning such employees.

(c)           No agreement which is binding on the Company, nor applicable law, restricts the Company from relocating or closing any of its operations.

(d)           The Company has not experienced any work stoppage or other labor difficulty since inception.

(e)           A true and complete copy of each written personnel policy, rule and procedure applicable to employees of the Company has been provided to the Purchaser.

(f)            The Company is, and has at all times been, in compliance, in all material respects, with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices, as defined in applicable laws.

(g)           There is no unfair labor practice charge or complaint against the Company pending or threatened before any local, national, state or foreign agency.

(h)           The Company has not received notice of the intent of any national, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company, and no such investigation is in progress.

(i)            There are no complaints, lawsuits or other proceedings pending or threatened in any forum by or on behalf of any present or former employee of the Company, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(j)            The Company has fully complied with all United States Government laws, rules and regulations regarding the hiring and responsibilities of persons who previously worked for the United States Government. No person employed by the Company was hired prior to the expiration of any required waiting time since terminating employment with the United States Government.

ARTICLE 3.33 Personnel.

Prior to the Closing, the Selling Shareholders have disclosed to the Purchaser: (i) the names and current salaries of all directors and elected and appointed officers of the Company, and the family relationships, if any, among such persons; (ii) the wage rates for non-salaried and non-executive salaried employees of the Company by classification, (iii) each employment contract, severance agreement, and confidentiality agreements with any employee of the Company; and (iv) all group insurance programs in effect for employees of the Company. The Company is not in default with respect to any of their obligations referred to in the preceding sentence. No officer, key employee or group of employees has any plans to terminate employment with the Company as a result of the Transactions or otherwise.

ARTICLE 3.34 Potential Conflict of Interest.

Except as disclosed on Disclosure Schedule 3.34, neither any Selling Shareholder, nor any officer or director of the Company own or hold, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is, a competitor, lessor, lessee, customer or supplier of the Company, or which conducts a business similar to any business conducted by the Company. Neither any of the

Selling Shareholders, nor any officer or director of the Company (a) own or hold, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) have any claim, charge, action or cause of action against the Company, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) have made, on behalf of the Company, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Selling Shareholders, officer or director of the Company is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity) or (d) owes any money to the Company or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company.

ARTICLE 3.35 Propriety of Past Payments.

(a)  No unrecorded fund or asset of the Company has been established for any purpose, (b) no accumulation or use of corporate funds of the Company has been made without being properly accounted for in the books and records of the Company, (c) no payment has been made by or on behalf of the Company with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company, any director, officer, employee or agent of the Company, nor the Selling Shareholders, nor any other Person associated with or acting for or on behalf of the Company has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for the Company, any of the Selling Shareholders, or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or (iv) otherwise for the benefit of the Company, or any Selling Shareholder in violation of any federal, state, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to Real Property). Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.

ARTICLE 3.36 Brokers or Finders.

No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE 3.37 Full Disclosure.

To the Knowledge of the Selling Shareholders, the Company has disclosed to Purchaser all facts material to the business, results of operations, assets, liabilities, financial condition or prospects of the Company. No representation or warranty by the Selling Shareholders contained in this Agreement and no statement contained in any document (including financial statements and the Disclosure Schedule), certificate, or other writing furnished or to be furnished by the Company to Purchaser or any of its representatives pursuant to the provisions hereof or in connection with the Transactions, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

ARTICLE 4

REPRESENTATIONS AND

WARRANTIES OF PURCHASER

Purchaser represents and warrants to the Selling Shareholders

ARTICLE 4.1 Organization.

Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Georgia and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the Transactions.

ARTICLE 4.2 Authorization; Validity of Agreement.

Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the Transactions.  No vote of, or consent by, the holders of any class or series of stock issued by Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation by it of the Transactions. This Agreement has been duly executed and delivered by Purchaser, and, assuming due and valid authorization, execution and delivery hereof by the Company and the Selling Shareholders, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

ARTICLE 4.3 Consents and Approvals; No Violations.

Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the Transactions or compliance by Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws of Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which it or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser or any of its properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the Transactions or which arise from the regulatory status of the Company.

ARTICLE 4.4 Investment Representation.

Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

ARTICLE 4.5 Brokers or Finders.

Neither the Purchaser nor any officers or directors have entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions for which any of the Selling Shareholders would be liable.

ARTICLE 4.6 Office Location

The Purchaser has the present intent to keep the Company’s headquarters located in Huntsville, Alabama.

ARTICLE 5

COVENANTS

ARTICLE 5.1 Access; Confidentiality.

All obligations of the Purchaser under any provision regarding confidentiality shall terminate simultaneously with the Closing. Except as otherwise provided herein, the Selling Shareholders shall treat after the date hereof as strictly confidential (unless compelled to disclose by judicial or administrative process or, in the opinion of legal counsel, by other requirements of law) the terms of this Agreement and all nonpublic, confidential or proprietary information concerning the Company and the Selling Shareholders shall not use such information to the detriment of the Company or Purchaser.

ARTICLE 5.2 Subsequent Actions.

If at any time after the Closing Purchaser will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Purchaser, its right, title or interest in, to or under any or all of the Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company, any of its rights, properties or assets or (iii) otherwise to carry out this Agreement, each of the Selling Shareholders shall, at Purchaser’s expense, execute and deliver all deeds, bills of sale, instruments of conveyance, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Purchaser in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Purchaser or the Company or otherwise to carry out this Agreement.

ARTICLE 5.3 Publicity.

So long as this Agreement is in effect, neither the Company nor any of the Selling Shareholders shall issue or cause the publication of any press release or other announcement with respect to this Agreement or the transactions contemplated hereby without prior written approval from Purchaser, except as may be required by law.

ARTICLE 5.4 Mail Received After Closing.

Following the Closing Purchaser may receive and open all mail addressed to the Company or any of the Selling Shareholders and deal with the contents thereof in its discretion to the extent that such mail and the contents thereof relate to the Company.  Purchaser agrees to promptly deliver or cause to be delivered to the particular Selling Shareholder who is the addressee of any particular item of mail received by Purchaser after the Closing addressed to Selling Shareholder that does not relate to the Company.

Without limiting the foregoing, the Selling Shareholders shall immediately notify the Purchaser of any payment on account of an Account Receivable which comes into the possession of the Selling Shareholders, whether individually or in their capacity as an employee of the Company, and agree to hold any checks and other instruments so received in trust for the Purchaser and to deliver the same or the proceeds thereof to or at the direction of the Purchaser.

At the request of the Purchaser, the Selling Shareholders, either individually or as employees or the Company, will cooperate with the Purchaser to inform any and all parties owing an Account Receivable any new address to which a payment on such Account Receivable shall be directed.

ARTICLE 5.5 Post-Closing Cooperation.

In case at any time after the Closing Date any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable, each party hereto shall take, or cause its proper officers or directors to take, all such necessary, proper or advisable actions.

The Selling Shareholders shall also be available to counsel for the Company and give true and accurate testimony in defending or pursuing any litigation involving the Company.

ARTICLE 5.6 No Transfer of Shares.

Notwithstanding anything to the contrary herein, Purchaser shall not sell, distribute, pledge, encumber, assign or transfer any of the Shares purchased hereby until such time as the Note or Notes described in Article 1.2 have been paid.

ARTICLE 6

INDEMNIFICATION

ARTICLE 6.1 Indemnification by the Selling Shareholders; Remedies and Set-off.

(a)      Subject to the limitations set forth herein, the Selling Shareholders shall indemnify, defend and hold harmless the Purchaser Indemnified Persons from and against and in respect of 100% of all Purchaser Losses.

(b)      The Selling Shareholder’s indemnification obligations under Article 6.1(a) shall survive only until the fourth anniversary of the Closing Date.  No claim for the recovery of any Purchaser Losses may be asserted by any Purchaser Indemnified Person after the expiration of the applicable indemnification period; provided, however, that claims in writing by any Purchaser

Indemnified Person with reasonable specificity prior to the expiration of the applicable indemnification period shall not thereafter be barred by the expiration of the applicable indemnification period.

(c)      The Purchaser may set-off against any payment due under any of the Notes an amount equal to the estimated Purchaser Loss.

ARTICLE 6.2 Indemnification by Purchaser.

Purchaser shall indemnify the Selling Shareholders against any and all losses suffered, incurred or sustained by the Selling Shareholders or to which the Selling Shareholders become subject, resulting from, arising out of or relating to any misrepresentation or breach of warranty on the part of Purchaser hereunder or any nonfulfillment of or failure to perform any covenant or agreement on the part of Purchaser contained in this Agreement.

ARTICLE 6.3 Notice of Claim; Defense.

Purchaser shall give the Selling Shareholder prompt notice of any third-party claim that may give rise to any indemnification obligation under this Article 6, together with the estimated amount of such claim, and the Selling Shareholders shall have the right to assume the defense (at the Selling Shareholders’ expense) of any such claim through counsel of the Selling Shareholders’ own choosing by so notifying Purchaser within 30 days of the first receipt by any of the Selling Shareholders of such notice from Purchaser; provided, however, that any such counsel shall be reasonably satisfactory to Purchaser. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Purchaser Indemnified Person and any of the Selling Shareholders exists in respect of such third-party claim, the Selling Shareholders shall pay the reasonable fees and expenses of such additional counsel as may be required to be retained in order to resolve such conflict. The Selling Shareholders shall be liable for the reasonable fees and expenses of counsel employed by Purchaser for any period during which the Selling Shareholders have not assumed the defense of any such third-party claim (other than during any period in which Purchaser will have failed to give notice of the third-party claim as provided above). If the Selling Shareholders assume such defense, Purchaser shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Selling Shareholders, it being understood that the Selling Shareholders shall control such defense. If the Selling Shareholders choose to defend or prosecute a third-party claim, Purchaser shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Selling Shareholders, the retention, and the provision to the Selling Shareholders, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Selling

Shareholders choose to defend or prosecute any third-party claim, Purchaser shall agree to any settlement, compromise or discharge of such third-party claim that the Selling Shareholders may recommend and that, by its terms, discharges Purchaser and the Purchaser Affiliates from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of Purchaser, the Selling Shareholders shall not consent to, and Purchaser shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting Purchaser or any Affiliate of Purchaser or (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Purchaser Indemnified Person that is the subject of such third-party claim.

ARTICLE 6.4 Survival of Representations and Warranties.

Each of the representations and warranties of the Selling Shareholders in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Closing Date and shall continue in force thereafter except as limited by Article 6.1(b).

ARTICLE 6.5 Tax Effect of Indemnification Payments.

All indemnity payments made by the Selling Shareholders to Purchaser Indemnified Persons, or by Purchaser Indemnified Persons to the Selling Shareholders, pursuant to this Agreement shall be treated for all Tax purposes as adjustments to the consideration paid with respect to the Shares.

ARTICLE 6.6 Effect of Investigation.

The right to indemnification, payment of Purchaser Losses or for other remedies based on any representation, warranty, covenant or obligation of the Selling Shareholders or the Company contained in or made pursuant to this Agreement or the Closing Documents shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the date the Closing occurs, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition to the obligation of Purchaser to consummate the Transactions, where such condition is based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, shall not affect the right to indemnification, payment of Purchaser Losses, or other remedy based on such representation, warranty, covenant or obligation.

ARTICLE 7

DEFINITIONS AND INTERPRETATION

ARTICLE 7.1 Definitions.

For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accounts Receivable” shall mean the amount “Accounts Receivable” reflected in the Balance Sheet.

“Accounts Receivable Aging Report” shall mean the report of the aging of the Accounts Receivable and all billing in process as of the Closing Date, or such date immediately preceding the Closing Date as possible.

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Agreement” or “this Agreement” shall mean this Stock Purchase Agreement, together with the Exhibits and Appendices hereto and the Disclosure Schedule.

“Balance Sheet” shall mean the balance sheet of the included in the audited Financial Statements as at December 31, 2003.

“Balance Sheet Date” shall mean December 31, 2003, the date of the most recent audited Balance Sheet.

“Closing” shall mean the closing referred to in Article 2.1.

“Closing Date” shall mean the date on which the Closing occurs.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean Paragon Systems, Inc., a company formed under the laws of the State of Alabama.

“Company Agreement” shall mean any Indebtedness in the principal amount of $25,000 or more or which requires total payments equal to or in excess of such sum, any Lease, lease of personal property calling for annual payments in excess of $15,000 per annum, any material license, other material contract, or agreement or other material instrument or obligation to which the Company is a party or by which any of them or any of their properties or assets may be bound.

“Company Board of Directors” shall mean the board of directors of the Company.

“Company Intellectual Property” shall mean all Intellectual Property that is currently used in the business of the Company or that is necessary to conduct the business of the Company as presently conducted or as currently proposed to be conducted.

“Company Loan” shall mean the Company’s loan from, or line of credit from, First Commercial Bank of Huntsville, which is due May 25, 2004.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“Disclosed Contracts” shall mean all contracts or agreements of any kind whatsoever, with any party whatsoever, including but not limited to contracts with a Governmental Entity, by which the Company derives revenue or is obligated to perform any service or produce any good.

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Purchaser simultaneously with the execution hereof.

“Encumbrances” shall mean any and all liens, charges, security interests, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, or natural resources or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“Financial Statements” shall mean (a) the audited financial statements prepared pursuant to GAAP of the Company, as at December 31 in each of the years 2001, and 2002, including balance sheet, statements of income and shareholders’ equity for each of the years then ended, and (b) the draft audited financial statements prepared pursuant to GAAP of the Company, as at December 31, 2003, including balance sheet, statements of income and shareholders’ equity for the period then ended.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Entity” shall mean a court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

“Knowledge of the Selling Shareholders” concerning a particular subject, area or aspect of the Company’s business or affairs shall mean the knowledge of any of the Selling Shareholders and each of the officers and directors of the Company and all knowledge which was or could have been obtained upon inquiry by such persons of those employees of the Company whose duties would, in the normal course of the Company’s affairs, result in such employees having knowledge concerning such subject, area or aspect.

“Lease” shall mean each lease pursuant to which the Company leases any real or personal property (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $5,000 per annum).

“Licensed Software” shall mean all computer programs (source code or object code) licensed to the Company by any third party (other than any off-the-shelf computer program that is so licensed under a shrink wrap license).

“Licenses” shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

“Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

“Note” or “Notes” shall mean the Promissory Notes to the Selling Shareholders as provided for herein, and such term shall include, for purposes of this Agreement, the shares of Class C stock of the Purchaser sold referred to in Article 1.2 hereof.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Permitted Encumbrances” shall mean, with respect to any asset, (i) covenants, conditions, restrictions, easements, licenses, building or use restrictions, exceptions, reservations, limitations or other imperfections individually or in the aggregate, which do not materially detract from the value of, or interfere with the present occupancy or use of, such asset and the continuation of the present occupancy or use of such asset; (ii) unfilled mechanics materialmens and similar liens with respect to amounts not yet due and payable; (iii) liens for Taxes not yet delinquent and (iv) liens securing rental payments under capital lease arrangements. There shall be no Permitted Encumbrances on any Account Receivable.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program; each profit-sharing, stock bonus or other “pension” plan, fund or; each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, or to which the is party, whether written or oral, for the benefit of any director, employee or former employee of the Company.

“Purchase Price” shall mean an amount equal to $ 16,000,000.00, less any deductions agreed by the parties, subject to any withholding taxes.

“Purchaser” shall mean Diversified Security Corporation, a corporation organized under the laws of the State of Georgia, or a wholly owned subsidiary thereof, to whom the rights and obligations of Purchaser may be assigned.

“Purchaser Indemnified Persons” shall mean the Purchaser and each of its Affiliates, specifically including Ronald G. Farrell.

“Purchaser Losses” shall mean any and all actual losses, liabilities, damages, judgments, settlements and expenses (including interest and penalties recovered by a third party with respect thereto and reasonable accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of the rights of Purchaser arising under Article 6) incurred by the Company or any of the Purchaser Indemnified Persons that arise out of:

(i)            any breach by the Selling Shareholders of any of the Selling Shareholders’ representations and warranties, including those regarding the Company, contained in or made by or pursuant to this Agreement; or

(ii)           any breach by the Selling Shareholders of any of the Selling Shareholders’ covenants in this Agreement that survive the Closing.

“Selling Shareholders” shall mean each and all of Charles Keathley, Robert Luther, Harold Bright, and John Wilson.

“Shares” shall mean shares of common stock, no par value, issued by the Company.

“Software” shall mean, collectively, computer software programs, databases, all documentation related thereto and Licensed Software used or useful in the business of the Company.

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any United States, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement.

“Transfer Taxes” shall mean all sales (including bulk sales), use, transfer, recording, ad valorem, privilege, documentary, gains, gross receipts, registration, conveyance, excise, license, stamp, duties or similar Taxes and fees.

“United States Government” shall mean the government of the United States of America, and all Departments thereunder or subsidiary corporations, including but not limited to the Department of Defense, the United States Army, the United States Navy, the United States Air Force, the United States Coast Guard, and any other federal governmental entity doing business with the Company.

“Voting Debt” shall mean indebtedness having general voting rights and debt convertible into securities having such rights.

ARTICLE 7.2 Interpretation.

(a)           When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(b)           Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c)           The words “hereof, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(d)           The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(e)           A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(f)            A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto, but only to the extent in effect on the Closing Date.

(g)           As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to any entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to (i) the consolidated financial condition, businesses or results of operations of such entity as a whole (or, if used with respect thereto, of such group of entities taken as a whole) or (ii) the ability of such entity (or group) to consummate the Transactions.

(h)           The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

ARTICLE 8

MISCELLANEOUS

ARTICLE 8.1 Fees and Expenses.

All costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement and except all Transfer Taxes arising out of, in connection with or attributable to the transactions effected pursuant to this Agreement which shall be borne and paid by the Selling Shareholders. The Selling Shareholders shall prepare and timely file all relevant Tax Returns required to be filed in respect of such Transfer Tax, pay the Transfer Tax shown on such Tax Return, and notify the Purchaser in writing of the Transfer Tax shown on such Tax Return and how such Transfer Tax was calculated.

ARTICLE 8.2 Amendment and Modification.

This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

ARTICLE 8.3 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if mailed, delivered personally, faxed (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Purchaser, to:

Diversified Security Corporation
9925 Haynes Bridge Road
Suite 200-228
Alpharetta, Georgia 30022
Attention: Ronald G. Farrell
Phone: (770) 664-7075
Fax: (770) 753-9738

with a copy to:

Timothy J. McGaughey, P.C.
6801 Governor’s Lake Parkway
Suite 100
Norcross, Georgia 30071
Attention: Timothy J. McGaughey, Esq.
Phone: (678) 533-7005
Fax: (678) 291-9728

and

if to the Selling Shareholders, to:

Charles Keathley, As Agent
9017 Valley View Drive
Huntsville, Alabama 35802

with a copy to

Aubrey Lammons
P. O. Box 18986
Huntsville, Alabama 35804
Fax: (256) 534-7537

ARTICLE 8.4 Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

ARTICLE 8.5 Entire Agreement; No Third Party Beneficiaries.

This Agreement and any ancillary agreement executed on the Closing Date (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) are not intended to confer upon any Person other than the parties hereto and thereto any rights or remedies hereunder.

ARTICLE 8.6 Severability.

Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

ARTICLE 8.7 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflicts of law thereof.

ARTICLE 8.8 Specific Performance; Consent to Jurisdiction.

The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement in any court of the United States located in the Northern District of the State of Georgia or any court of the State of Georgia located in Fulton County, Georgia. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the Northern District of the State of Georgia or any court of the State of Georgia located in Fulton County, Georgia, in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement (provided that such consent to jurisdiction is solely with respect to such dispute), (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any other court than a Federal Court sitting in the Northern District of the state of Georgia or in any court of the State of Georgia located in Fulton County, Georgia.

ARTICLE 8.9 Time of Essence.

Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

ARTICLE 8.10 Extension; Waiver.

At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

ARTICLE 8.11 Election of Remedies.

Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Purchaser or any of the Purchaser Indemnified Persons in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

ARTICLE 8.12 Assignment.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, except that Purchaser may assign, in its sole discretion, any or all of its rights and interests hereunder to any direct or indirect wholly owned subsidiary of Purchaser, provided, however, that no such assignment by Purchaser shall release Purchaser from its obligations hereunder or pursuant to any document executed in connection herewith. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, Purchaser and the Selling Shareholders have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

DIVERSIFIED SECURITY CORPORATION

By:	/s/ Ronald G. Farrell
Name:	Ronald G. Farrell
Title:	President

SELLING SHAREHOLDERS

/s/ Charles Keathley	/s/ Robert Luther
Charles Keathley	Robert Luther

/s/ Charles Keathley agent for	/s/ Charles Keathley agent for
Harold Bright	John Wilson